CLOSING AGREEMENT

This CLOSING AGREEMENT (this “Agreement”) dated as of June 3, 2013, is by and between Hudson Bay Master Fund Ltd., a Cayman Islands company ("Hudson Bay"), Iroquois Master Fund Ltd., a Cayman Islands company ("Iroquois" and, collectively with Hudson Bay, the "Investors"), Converted Organics, Inc., a Delaware corporation (“Parent”) and Michael Eisenberg, in his capacity as Stockholders’ Representative (the “Stockholders’ Representative”).

RECITALS:

WHEREAS, pursuant to the Agreement and Plan of Merger (as amended from time to time in accordance with its terms, the “Merger Agreement”), dated as of June 3, 2013, by Parent, Finjan, Inc., a Delaware corporation (the “Company”) and COIN Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), among other things, at the Effective Time, Merger Sub will be merged with and into the Company, with the Merger Sub surviving the Merger, on the terms and subject to the conditions set forth in the Merger Agreement (the “Merger”);

WHEREAS, pursuant to the Merger Agreement, immediately following the Merger, the Parent shall change its name to Finjan Holdings, Inc., through a short-form merger, pursuant to Section 253 of the General Corporation Law of the State of Delaware;

WHEREAS, immediately prior to the Effective Time, each Investor owns, beneficially and of record, the securities of Parent set forth opposite its name on Exhibit A hereto under the heading “Investor Securities” (the “Investor Securities”) and, immediately following the Effective Time  will own the number of shares of Common Stock of Parent set forth opposite its name on Exhibit A hereto under the heading "Exchange Shares" (the "Exchange Shares") following consummation of the Exchange (as described herein);

WHEREAS, the Investors hereby acknowledge and agree that they will derive substantial benefit from the consummation of the Merger; and

WHEREAS, as additional consideration to the stockholders of the Company immediately prior to the Effective Time (the “Stockholders”) for their shares of the Company, Parent has caused the Investors to enter into this Agreement for the benefit of the Stockholders.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I.
DEFINITIONS

Section 1.01. Definitions.  Capitalized terms used in this Agreement and not defined herein have the meanings ascribed to such terms in the Merger Agreement.

ARTICLE II.
REPRESENTATIONS AND WARRANTIES

Section 2.01. Representations and Warranties of the Investors.  Each Investor, severally and not jointly, hereby represents and warrants to the Stockholders with respect to only itself as follows:

(a) Organization and Good Standing.  Such Investor is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, with all requisite power and authority required to conduct its business as presently conducted.

(b) Authority.  Such Investor has all requisite power and authority to execute and deliver this Agreement and to perform all of its obligations hereunder.  The execution and delivery by such Investor of this Agreement and the performance by such Investor of its obligations hereunder have been duly authorized by all requisite action of such Investor and no other action on the part of such Investor or its members, partners or its securityholders, as applicable, is necessary to authorize the execution, delivery or performance by such Investor of this Agreement.

(c) Valid and Binding Agreement.  This Agreement has been duly executed and delivered by such Investor and, assuming that this Agreement has been duly authorized, executed and delivered by the Stockholders, constitutes the legal, valid and binding obligation of such Investor, enforceable against such Investor in accordance with its terms, except to the extent that the enforceability thereof may be limited by (i) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Laws from time to time in effect affecting generally the enforcement of creditors’ rights and (ii) general principles of equity.

(d) Non-Contravention.  The execution and delivery of this Agreement by such Investor and the performance by such Investor of its obligations hereunder does not and will not (i) violate any provision of the Organizational Documents of such Investor, (ii) conflict with or violate any Law or order of any Governmental Authority applicable to such Investor or its assets or properties, (iii) require any permit, authorization, consent, approval, exemption or other action by, notice to or filing with, any Person or Governmental Authority, (iv) violate, conflict with, result in a breach of, or constitute (with or without notice or lapse of time or both) a default under, or an event which would give rise to any right of notice, modification, acceleration, payment, cancellation or termination under, or in any manner release any party thereto from any obligation under any permit or Contract to which such Investor is a party or by which any of its properties or assets are bound, or (v) result in the creation or imposition of any Lien on any part of the properties or assets of such Investor (including the Investor Securities and the Exchange Shares).

(e) Ownership of the Investor Securities and Exchange Shares.  As of the date hereof, such Investor is, and immediately prior to the Effective Time such Investor will be, the record and beneficial owner of, and has, and as of immediately prior to the Effective Time will have, good and valid title to, the Investor Securities, free and clear of all Liens (except for restrictions or limitations on transfer imposed by applicable federal or state securities laws that do not affect or prohibit the transactions contemplated by the Exchange Agreement), and has, and as of immediately prior to the Effective Time will have, full and unrestricted power to dispose of and to exercise all rights thereunder (other than as restricted by the Exchange Agreement (as defined below)), without the consent or approval of, or any other action on the part of, any other Person.  As of immediately following the Exchange (as defined below), such Investor will (i) be the beneficial owner and the sole record owner of the Exchange Shares free and clear of all Liens (except for restrictions or limitations on transfer imposed by applicable federal or state securities laws that do not affect or prohibit the transactions contemplated by the Exchange Agreement), (ii) have good and valid title to the Exchange Shares, and (iii) will have full and unrestricted power to dispose of and vote all of the Exchange Shares without the consent or approval of, or any other action on the part of, any other Person.  None of the Investor Securities are, and none of the Exchange Shares will be, held by such Investor subject to any proxy, voting agreement, voting trust, power of attorney, consent or other agreement, arrangement or instrument with respect to the voting of such Investor Securities or Exchange Shares, as the case may be.  The Investor Securities constitute, and as of immediately prior to the Effective Time will constitute, all of the securities of Parent that are owned beneficially or of record by such Investor and neither such Investor nor any of its Affiliates own, nor as of immediately prior to the Effective Time will own, beneficially or of record, or have any right to acquire (whether currently, upon lapse of time, following the satisfaction of any conditions, upon the occurrence of any event or any combination of the foregoing) any securities of Parent other than the ownership of the Investor Shares until consummation of the Exchange and the right to acquire the Exchange Shares upon consummation of the Exchange. Other than the transactions contemplated by the Exchange Agreement, there is no outstanding Contract, vote, plan, pending proposal, or other right of any Person to acquire all or any of the Investor Securities or the Exchange Shares. For purposes herein, the “Exchange" shall have the meaning ascribed thereto in that certain Exchange Agreement, of even date herewith, between the Investors and Parent (the "Exchange Agreement").

(f) To such Investor's knowledge: (i) the California Subsidiary is a limited liability company, duly formed under the laws of the State of California, (ii) Parent owns 100% of the membership interests, free and clear of any Liens (except for restrictions or limitations on transfer imposed by applicable federal or state securities laws), and is the sole managing member of the California Subsidiary and (iii) the California Subsidiary has no outstanding options, rights or commitments to issue shares of equity securities, and there are no outstanding securities convertible or exercisable into or exchangeable for any other equity securities of the California Subsidiary.

(g) Liabilities.  Schedule 2.01(g) hereto lists, to such Investor’s knowledge, all Effective Time Liabilities of Parent and all Parent Subsidiaries immediately prior to the Effective Time.  As used herein, “knowledge” and “know” means, when referring to any Person, the actual knowledge of such Person of a particular matter or fact.  An Investor will be deemed to have “knowledge” of a particular fact or other matter if any individual who is serving, or who has served, as an executive officer, director, manager, managing member, managing director, general partner or other similar function of such Investor, has actual “knowledge” of such fact or other matter, or had actual “knowledge” during the time of such service of such fact or other matter.  As used herein, "Effective Time Liabilities" for any entity shall mean all obligations, liabilities or Indebtedness (including, without limitation, accounts payable) of such entity existing as of, or arising out of circumstances or events existing or occurring at or prior to the Effective Time, whether known or unknown, accrued, absolute, contingent, liquidated or unliquidated or due or to become due, whether or not (i) set forth or reserved against in the Latest Parent Balance Sheet or the notes accompanying the Latest Parent Balance Sheet or (ii) in respect of executory obligations.

Section 2.02. Representations and Warranties of Parent.  The Parent hereby represents and warrants to the Investors with respect to only itself as follows:

(a) Organization and Good Standing.  Parent is duly incorporated, validly existing and in good standing under the Laws of the State of Delaware, with all requisite power and authority required to conduct its business as presently conducted.

(b) Authority.  Parent has all requisite corporate power and authority to execute and deliver this Agreement and to perform all of its obligations hereunder.  The execution and delivery by the Parent of this Agreement and the performance by the Parent of its obligations hereunder have been duly authorized by all requisite corporate action of Parent and no other action on the part of Parent or its stockholders is necessary to authorize the execution, delivery or performance by the Parent of this Agreement.

(c) Valid and Binding Agreement.  This Agreement has been duly executed and delivered by the Parent and, assuming that this Agreement has been duly authorized, executed and delivered by the Investors, constitutes the legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except to the extent that the enforceability thereof may be limited by (i) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Laws from time to time in effect affecting generally the enforcement of creditors’ rights and (ii) general principles of equity.

(d) Non-Contravention.  The execution and delivery of this Agreement by the Parent and the performance by the Parent of its obligations hereunder does not and will not (i) violate any provision of the Organizational Documents of Parent, (ii) conflict with or violate any Law or order of any Governmental Authority applicable to Parent or its assets or properties, (iii) violate, conflict with, result in a material breach of, or constitute (with or without notice or lapse of time or both) a material default under, or an event which would give rise to any right of notice, modification, acceleration, payment, cancellation or termination under, or in any manner release any party thereto from any obligation under, any permit or Contract to which Parent is a party or by which any of its properties or assets are bound or (v) result in the creation or imposition of any Lien on any part of the properties or assets of Parent.

ARTICLE III.
PAYMENT AND INDEMNITY

Section 3.01. (a)  Known Effective Time Liability Payments.  Within five (5) Business Days following the Effective Time, the Investors shall send to the appropriate creditors payments in the amounts listed on Schedule 2.01(g) under the heading “Sent Amounts” satisfactory to discharge all Known Effective Liabilities (as defined below) listed on Schedule 2.01(g) under the heading “Sent Liabilities”.  Each Investor severally (based on each Investor's relative ownership, as of immediately following the Effective Time, of Exchange Shares) and not jointly with any other Investor, shall be obligated to pay to the Parent, immediately following the Effective Time, the amounts set forth under the heading “Item 5 - Amount Due to Parent” on Schedule 2.01(g).  The Company shall pay to the Investors, immediately following the Effective Time, in accordance with the wire information to be provided by the Investors to the Company prior to the Effective Time, the aggregate amount listed on Schedule 2.01(g) under the heading "Info Only Item 4 - Finjan Owes IMF/HB”.  If following the Effective Time, the Parent or any Subsidiary has paid any Sent Liability (including any portion thereof) and/or any additional accrued penalty, interest or other similar payment in respect thereof (“Penalty Payments”), subject to the provisions of the immediately succeeding sentence, each Investor severally (based on each Investor's relative ownership, as of immediately following the Effective Time, of Exchange Shares) and not jointly with the other Investor, shall be obligated to pay to the Parent, from time to time, within five (5) Business Days following receipt from Parent of notice of payment thereof an amount equal to any and all such payments made by Parent or such Subsidiary of any such Sent Liability (including any portion thereof) and/or Penalty Payments.  Notwithstanding the foregoing, prior to paying any Sent Liability (or any portion thereof) and/or Penalty Payments, Parent shall notify each Investor in writing via email, facsimile or regular mail (a "Sent Liability Payment Notice") of the proposed payment, and if within five (5) Business Days of receipt of a Sent Liability Payment Notice any Investor provides the Parent with reasonable evidence that such liability is no longer outstanding, Parent shall consult in good faith with such Investor during the three (3) Business Day period following the date the Investor has provided such evidence to the Parent in determining whether payment of such Sent Liability and/or Penalty payments is appropriate.  To the extent that any payment is made by an Investor pursuant to this subsection in respect of a Sent Liability and/or Penalty Payment, each such Investor shall be subrogated to all rights of the Parent with respect to such Sent Liability and/or Penalty Payment for which payment to the Parent by the Investors has been made.  As used herein, "Known Effective Time Liabilities" means all Effective Time Liabilities of the Parent or any Parent Subsidiary which such Investor has knowledge of on the date hereof as listed on Schedule 2.01(g) (other than those listed under the heading “Excluded Liabilities” on said Schedule), as well as any additional obligations, liabilities or Indebtedness that are listed on Schedule 2.01(g), whether or not they fit within the definition of “Effective Time Liabilities” (other than those listed under the heading “Excluded Liabilities” on Schedule 2.01(g).

(b) Unknown Effective Time Liability Payments.  Subject to the terms of this Section 3.01, from and after such time as all of the Unknown Liability Conditions (as defined below) have been satisfied, each Investor severally (based on its relative ownership, as of immediately following the Effective Time, of Exchange Shares) and not jointly with any other Investor, shall be obligated to pay to the Stockholders, from time to time, on a dollar-for-dollar basis, an amount equal to any and all payments made by Parent in respect of Unknown Effective Time Liabilities (as defined below) prior to the one-year anniversary of the Effective Time (including, without limitation, any Unknown Effective Time Liabilities paid by Parent prior to the satisfaction of the Unknown Liability Conditions (“Pre-Condition Payments”)) (“Unknown Reimbursement Amount”).  The Unknown Reimbursement Amounts to be paid by the Investors pursuant to this Agreement shall not exceed $1,000,000 in the aggregate for all of the Investors. Within five (5) Business Days following receipt from Parent or the Stockholders’ Representative of notice of the payment of an Unknown Effective Time Liability by Parent (or, in the case of Pre-Condition Payments, within five (5) Business Days following satisfaction of the Unknown Liability Conditions), each Investor shall pay its Unknown Reimbursement Amount in cash by wire transfer of immediately available funds to the Stockholders’ Representative for the benefit of the Stockholders to an account directed by the Stockholders’ Representative.

(c) The Stockholders’ Representative shall remit each such Unknown Reimbursement Amount to the respective accounts directed by the Stockholders within five (5) Business Days following receipt thereof by the Stockholders’ Representative.  Notwithstanding anything in this Agreement to the contrary, (i) no Unknown Reimbursement Amounts will be payable hereunder until such time as payments by the Parent, in respect of Unknown Effective time Liabilities has equaled or exceeded $100,000, and (ii) following the first payment of Unknown Reimbursement Amount, the Investors shall only be required to pay Unknown Reimbursement Amounts from time to time once the Unknown Effective Time Liabilities incurred since the payment of the immediately preceding Unknown Reimbursement Amounts exceed $50,000 in the aggregate, provided that all previously incurred Unknown Reimbursement Amounts are otherwise fully paid.

(d) Definitions.  The “Unknown Liability Conditions” means each of the following conditions: during four consecutive five-Trading Day periods (each a "Five-Trading Day Period" and the four consecutive Five-Trading Day Periods, the "Measuring Period") after the date hereof and prior to the one-year anniversary of the date hereof, (a) the arithmetic average of the Volume Weighted Average Price of the Common Stock for the five Trading Days in each such Five-Trading Day Period is equal to or greater than $0.2777 (subject to appropriate adjustment to reflect any stock split, stock dividend, reclassification or similar transaction), (b) the sum of the daily dollar trading volume of the Common Stock of Parent as reported by Bloomberg (as defined below) for the five Trading Days during each such Five-Trading Day Period shall be at least $1,000,000 (subject to appropriate adjustment to reflect any stock split, stock dividend, reclassification or similar transaction), (c) on each Trading Day during the Measuring Period, either (x) a registration statement shall be effective under the Securities Act of 1933, as amended (the “Securities Act”) , and available for the resale of all Exchange Shares held by the Investors in accordance with the terms of the Registration Rights Agreement or (y) all Exchange Shares held by the Investors shall be eligible for sale without volume restriction pursuant to Rule 144(b)(1) and without registration under the Securities Act.  “Volume Weighted Average Price” shall mean , the volume weighted average sale price of a share of Common Stock on the principal securities exchange, trading market or quotation system where such security is listed, traded or quoted as reported by Bloomberg Financial Markets or an equivalent, reliable reporting service mutually acceptable to the Investors and the Company (“Bloomberg”) or, if no volume weighted average sale price is reported for such security, then the last closing trade price of such security as reported by Bloomberg, or, if no last closing trade price is reported for such security by Bloomberg, the average of the bid prices of any market makers for such security that are listed in the over the counter market by the Financial Industry Regulatory Authority, Inc. or in the “pink sheets” by the Pink OTC Markets, Inc. If the Volume Weighted Average Price cannot be calculated for such security on such date in the manner provided above, the condition set forth in clause (a) of Section 3.01(d) shall not be satisfied on such date.  “Trading Day” shall mean any day on which the Common Stock is traded for any period on the principal securities exchange or other securities market or quotation system on which the Common Stock is then being traded or quoted.  “Unknown Effective Time Liabilities” shall mean all Effective Time Liabilities of the Parent other than Known Effective Time Liabilities.

Section 3.02. Indemnification of Stockholders.  Each Investor, severally and not jointly, shall indemnify, hold harmless and defend each Stockholder, its Affiliates and their respective officers, directors, partners, managers, members, employees, agents and Affiliates (each, an “Indemnified Person”) from and against any and all losses, liabilities, damages, reductions in value, costs and expenses, including, inter alia, costs of investigation and defense and reasonable fees and expenses of lawyers, experts and other professionals  arising out of, or resulting from any failure of any representation or warranty made by such Investor in this Agreement to be true and correct as of the date of this Agreement, except for representations and warranties that speak of a specific date, which shall be true and correct as of such date (“Indemnifiable Damages”).

(a) Indemnification Procedures.  The Investors shall reimburse the applicable Indemnified Person promptly as any such Indemnifiable Damages arise or are incurred. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the Indemnified Person and shall survive any termination of this Agreement.

(b) Procedure for Indemnifiable Third Party Legal Claims.  Promptly after receipt by an Indemnified Person of notice of the commencement of any action (including any governmental action), such Indemnified Person shall, if Indemnifiable Damages in respect thereof are to be sought against the Investors under this Article III, deliver to the Investors a written notice of the commencement thereof. Any delay or failure to so notify the Investors shall relieve the Investors of their respective obligations hereunder only to the extent that it is prejudiced by reason of such delay or failure. The Investors shall have the right to participate in, and, to the extent the Investors so desire, to assume control of the defense thereof with counsel reasonably satisfactory to the Indemnified Person(s); provided, however, that an Indemnified Person shall have the right to retain its own counsel with the reasonable fees and expenses of not more than one counsel for all such Indemnified Persons to be paid, severally and not jointly, by the Investors, if the Investors fail to promptly assume the defense of such claim or if, in the reasonable opinion of counsel for the Indemnified Person, the representation by such counsel of the Indemnified Person and the Investors would be inappropriate due to actual or potential differing interests between such Indemnified Person and any other party represented by such counsel in such proceeding. The Indemnified Person shall reasonably cooperate with the Investors in connection with any negotiation or defense of any such action and shall furnish to the Investors all information reasonably available to the Indemnified Person which relates to such action.  The Investors shall keep the Indemnified Person fully apprised at all times as to the status of the defense or any settlement negotiations with respect thereto.  No Investor shall be liable for any settlement of any action, claim or proceeding effected without its prior written consent, provided, however, that the Investor shall not unreasonably withhold, delay or condition its consent.  The Investors shall not, without the prior written consent of the Indemnified Person, effect any settlement of, consent to the judgment of any judgment in, or otherwise seek to terminate, any pending or threatened proceeding unless such settlement includes the payment of only monetary damages which payment is assumed by the Investors, and such settlement includes an express unconditional release of such Indemnified Person from all liabilities asserted or potential claims against such Indemnified Person. The Investors shall pay for only one separate legal counsel for the Indemnified Persons, and such legal counsel shall be selected by Indemnified Persons.

Section 3.03. Limits of Liability. Notwithstanding anything to the contrary contained in this Agreement, the following limitations shall apply to claims under this Article III:

(a) The amount of any Indemnifiable Damages to which the Stockholders are entitled with respect to Section 3.01 shall be reduced by (I) the amount of any payment receivable (including through a right of indemnification or otherwise) by the Parent with respect to any such Indemnifiable Damages, from any insurance provider or any other third party and the amount of any payment received by the Parent in return or reimbursement of any such Indemnifiable Damages, (II) the amount of any tax benefit realized by the Parent which is attributable to any such Indemnifiable Damages, and (III) the amount of any amounts paid pursuant to Section 3.01(a) or (b) in respect of any such Indemnifiable Damages.  If any benefit described in clauses (I) and (II) of this Section 3.03(a) is received by the Parent but any such Indemnifiable Damages or Unknown Reimbursement Amount, as applicable, actually paid by any Investor hereunder was not offset by such benefit received, the Parent shall so notify such Investors and pay an amount equal to such benefit received by wire transfer of immediately available funds to such Investors within three (3) Business Days of receipt of such benefit.

(b) In no event shall any Investor have any obligation or liability for (A) any such Indemnifiable Damages that are consequential, in the nature of lost profits (including, without limitation, loss of profit or revenue, any multiple of reduced cash flow or any adjustment based on price to earnings or similar ratios), interference with operations, or loss of customers, tenants, lenders, investors or buyers, diminution in the value of property, special or punitive or otherwise not actual out-of-pocket damages, or (B) any such Indemnifiable Damages arising from or relating to, directly or indirectly, any act, omission or transaction carried out by or at the express written request, or with the written consent of, the Parent before, on or after the Effective Date, including, without limitation, any change in the accounting policies, practices or procedures of the Parent.

Section 3.04. Liability Mitigation.  The Parent shall, and the Parent shall, and shall cause the Company and its subsidiaries to, take reasonable steps to mitigate all such Indemnifiable Damages upon and after becoming aware of any event which could reasonably be expected to give rise to any such Indemnifiable Damages with respect to which payment or indemnification may be requested hereunder.  Such mitigation would include, for example and without limitation, pursuit of tax benefits, indemnification from other sources and pursuit of insurance.

ARTICLE IV.
GENERAL

Section 4.01. Notices.  Any notice to be given by any party to this Agreement shall be given in writing and may be effected by facsimile, personal delivery, overnight courier, e-mail or sent by certified, United States Mail, postage prepaid, addressed to the relevant party hereto at the address, e-mail or facsimile number set forth on the signature page hereto.  The date of service for any notice sent in compliance with the requirements of this Section 4.01 shall be (i) the date such notice is personally delivered, (ii) three days after the date of mailing if sent by certified or registered mail, (iii) one day after the date of delivery to the overnight courier if sent by overnight courier or (iv) the next succeeding Business Day after transmission by e-mail or facsimile.

Section 4.02. No Third Party Beneficiaries.  Except as to the Stockholders (who are intended to and shall be express third party beneficiaries of Articles II and III) and any Indemnified Persons (who are intended to and shall be express third party beneficiaries of Article III of this Agreement), nothing in this Agreement, express or implied, is intended to or shall confer upon the Person (other than the parties to this Agreement) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 4.03. Governing Law.  This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any applicable principles of conflict of laws that would cause the Laws of another state otherwise to govern this Agreement.

Section 4.04. Severability.  If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement shall nonetheless remain in full force and effect so long as this Agreement as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties.  The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

Section 4.05. Successors and Assigns.  This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Without limiting the foregoing, the Parent shall be permitted to assign this Agreement to any party that acquires the Parent or its assets, whether by merger, combination, reorganization, stock sale, sale of assets or otherwise. A Stockholder may assign this Agreement, in whole or in part, to any transferee of shares of Common Stock of such Stockholder with respect to such transferred shares, provided that notice of such transfer shall be sent to the Investors.  Neither Investor may assign its rights or obligations under this Agreement except with the prior written consent of all Stockholders, which consent may be given or withheld in such party’s sole discretion.

Section 4.06. Interpretation.  Interpretation of this Agreement shall be governed by the following rules of construction: (i) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires, (ii) references to the terms article, section and schedule are references to the articles, sections and schedules to this Agreement unless otherwise specified, (iii) the word “including” and words of similar import shall mean “including without limitation,” (iv) the word “or” shall not be exclusive, (v) the headings are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement, (vi) a reference to any Person includes such Person’s successors and permitted assigns, (vii) any reference to “days” means calendar days unless Business Days are expressly specified and (viii) this Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

Section 4.07. Amendments; Waivers.  This Agreement may not be amended without the express written agreement signed by all of the parties to this Agreement.  No provision of this Agreement may be waived without the express written agreement signed by the party making such waiver.  The failure of any party to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.

Section 4.08. Entire Agreement.  This Agreement (together with the Merger Agreement and the other Transaction Documents) constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement.

Section 4.09. Remedies Cumulative.  Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a party to this Agreement will be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at law or in equity.  The exercise by a party to this Agreement of any one remedy will not preclude the exercise by it of any other remedy.

Section 4.10. Counterparts; Effectiveness.  This Agreement and any amendment hereto may be executed and delivered in two or more identical counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.  In the event that any signature to this Agreement or any amendment hereto is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.  No party hereto shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that such signature was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation or enforceability of a contract, and each party hereto forever waives any such defense.

Section 4.11. Specific Performance.  The parties to this Agreement agree that irreparable damage would occur and that the parties to this Agreement would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties to this Agreement shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case without the necessity of posting bond or other security or showing actual damages, and this being in addition to any other remedy to which they are entitled at law or in equity.

Section 4.12. Submission to Jurisdiction.  Each of the parties hereto irrevocably agrees that all claims, controversies and disputes of any kind or nature relating in any way to the enforcement or interpretation of this Agreement or to the parties’ dealings, rights or obligations in connection herewith, shall be brought exclusively in the Court of Chancery of the State of Delaware or, if such court shall not have jurisdiction, any federal court of the United States located in the State of Delaware, or, if neither the Court of Chancery of the State of Delaware nor any such federal court has jurisdiction, any other state court located in the State of Delaware.  Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the actions contemplated by this Agreement in any court or tribunal other than the aforesaid courts.  Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement and the rights and obligations arising hereunder or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Section 4.12, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable law, any claim that (a) the suit, action or proceeding in such court is brought in an inconvenient forum, (b) the venue of such suit, action or proceeding is improper or (c) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.  Each of the parties hereto agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 4.01 or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof.  Notwithstanding the foregoing in this Section 4.12, a party may commence any action or proceeding in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.

Section 4.13. WAIVER OF JURY TRIAL.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION, CONTROVERSY OR OTHER LEGAL ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (II) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 4.13.

[Remainder of Page Intentionally Left Blank
 Signature Pages Follow.]

IN WITNESS WHEREOF, each party hereto has caused this Closing Agreement to be duly executed as of the date first written above.

INVESTORS:
IROQUOIS MASTER FUND LTD.

By:	/s/ Joshua Silverman
Name:	Joshua Silverman
Title:	Authorized Signatory

Address: c/o Iroquois Capital Management, LLC 641 Lexington Avenue, 26th Floor New York, NY 10022
Facsimile: 212-207-3452
Email: JSilverman@icfund.com

HUDSON BAY MASTER FUND LTD.

By:	/s/ Yoav Roth
Name:	Yoav Roth
Title:	Authorized Signatory

Address: c/o Hudson Bay Capital management LP 777 Third Avenue, 30th Floor New York, NY 10017
Facsimile: 646-214-7946
Email: investments@hudsonbaycapital.com operations@hudsonbaycapital.com

PARENT:
CONVERTED ORGANICS, INC.

By:	/s/ Edward Gildea
Name:	Edward Gildea
Title:	President

STOCKHOLDERS' REPRESENTATIVE:

By:	/s/ Michael Eisenberg
Name:	Michael Eisenberg
Title:

Address:

Facsimile:
Email:

SCHEDULE A

OWNERSHIP

Hudson Bay Master Fund Ltd.

Senior Secured Convertible Notes
Issuance Date	Aggregate Principal Amount
March 13, 2012	$300,100
February 5, 2013	$187,000
April 1, 2013	$7,150
May 1, 2013	$41,700
May 8, 2013	$15,000
May 30, 2013	$45,300

Warrants
Issuance Date	Shares of Common Stock Issuable Upon Exercise
May 27, 2009	33.33
February 5, 2013	77,916,666
April 1, 2013	1,191,667
May 1, 2013	11,583,333
March 13, 2012	213,125,000
May 8, 2013	3,409,091
May 30, 2013	9,437,500

1% Series A Convertible Preferred Stock
6,640 shares

Iroquois Master Fund Ltd.

Senior Secured Convertible Notes
Issuance Date	Aggregate Principal Amount
March 1, 2012	$41,700
April 1, 2013	$7,150
March 12, 2012	$87,600
March 13, 2012	$86,900
April 11, 2012	$125,600
February 1, 2013	$187,000
May 8, 2013	$15,000
May 30, 2013	$45,300

Warrants
Issuance Date	Shares of Common Stock Issuable Upon Exercise
May 1, 2013	11,583,333
April 1, 2013	1,191,667
March 12, 2012	135,000,000
April 11, 2012	70,000,000
February 1, 2013	77,916,666
January 31, 2013	8,125,000
May 8, 2013	3,409,091
May 30, 2013	9,437,500

1% Series A Convertible Preferred Stock
1,898 shares

Schedule 2.01(g)

	Item 1	Item 2	Item 3	Item 4	Item 5	Info Only	Info Only
	All Known	Sent	Items	Excluded	Amount due	Item 2	Item 4
	Effective Time	Liabilities	Exchanged	Liabilities	to Parent	Sent Amount	Finjan
	Liabilities		for stock		(1)-(2)-(3)-(4)=(5)		Owes IMF/HB

Accounts Payable California	$193,738	$-	$-	$(193,738)	$-	$-	$-
Accrued expenses - California	$22,535	$-	$-	$(22,535)	$-	$-	$-
Deferred Revenue - CA license agreement	$70,048	$-	$-	$(70,048)	$-	$-	$-
California required builidng upgrades per code	$65,000	$-	$-	$(65,000)	$-	$-	$-
Accounts payable (INC)	$823,041	$(817,988)	$-	$(5,052)	$-	$511,912	$5,052
Accrued Comp - INC ( includes accrued vacation)	$227,000	$(200,000)	$-	$-	$27,000	$20,000	$-
Convertible notes payable ( Face Value)	$1,192,500	$-	$(1,192,500)	$-	$-	$-	$-
Derivative liabilities	$2,471,356	$-	$(2,471,356)	$-	$-	$-	$-
Liabilities of discontinued operations (NJ)	$417,831	$(417,831)	$-	$-	$-	$319,676	$-
Merger Liabilities	$631,400	$(135,000)	$-	$(10,000)	$486,400	$135,000	$10,000
Ongoing Liabilities (Boston Office June)	$4,000	$-	$-	$(4,000)	$-	$-	$4,000
Amounts Paid Since May 1 - to be reimbursed by Finjan	$139,238	$-	$-	$(139,238)	$-	$-	$139,238

Total	$6,257,687	$(1,570,819)	$(3,663,856)	$(509,611)	$513,400	$986,588	$158,290

Schedule 2.01(g)
A/P Aging Summary

							(face $ NOT CPA $)	Invoices	Info Only
							HB/IMF	relating to	Sent
	Current	1 - 30	31 - 60	61 - 90	91and over	Total	to Pay	post May 1st	amount
Adams and Reese LLP					4,331.74	4,331.74	$4,331.74	$-	$4,331.74
American Environmental Group					12,000.00	12,000.00	$12,000.00	$-	$1,200.00
Broadridge ICS					41,951.68	41,951.68	$41,951.68	$-	$35,111.87
CCR LLP					29,910.00	29,910.00	$29,910.00	$-	$8,973.00
CEOcast, Inc.					7,554.96	7,554.96	$7,554.96	$-	$755.00
Comcast		125.47				125.47	$-	$125.47	$-
Computershare, Inc	1,229.35					1,229.35	$-	$1,229.35	$-
Cozen & O'Connor					1,167.33	1,167.33	$1,167.33	$-	$-
CUSIP			237.00			237.00	$237.00	$-	$237.00
DPSciences Corp	300.00	300.00				600.00	$-	$600.00	$-
Earthworm, Inc	14.00	14.00		14.00	14.00	56.00	$28.00	$28.00	$28.00
Edward A. Stoltenberg	3,000.00					3,000.00	$3,000.00	$-	$3,000.00
First Insurance Funding Corp.			0.00			0.00	$-	$-	$-
GlobeNewswire					15,180.70	15,180.70	$15,180.70	$-	$4,000.00
Great West	325.00					325.00	$-	$325.00	$-
GS1 US		158.00				158.00	$-	$158.00	$-
Holland & Knight LLP					150,296.04	150,296.04	$150,296.04	$-	$-
Howard & Howard					2,847.65	2,847.65	$2,847.65	$-	$2,847.65
Infinite Conferencing	42.23	27.31	29.63			99.17	$29.63	$69.54	$29.63
J. Carpenter & Company, LLC					8,633.33	8,633.33	$8,633.33	$-	$863.00
Method 4 LLC					23,387.00	23,387.00	$23,387.00	$-	$2,339.00
MFA		6,500.00				6,500.00	$6,500.00	$-	$6,500.00
Mintz, Levin, Cohn, Ferris, Glovsky & Popeo					150,195.33	150,195.33	$150,195.33	$-	$150,195.33
National Registered Agents, Inc.					189.00	189.00	$189.00	$-	$189.00
NStar Electric	107.74	117.53				225.27	$-	$225.27	$-
Owl Watch Consulting Services, LLC		244.85				244.85	$-	$244.85	$-
Phoenix Advisory Partners					38,287.50	38,287.50	$38,287.50	$-	$19,000.00
Pitney Bowes	57.99					57.99	$-	$57.99	$-
Poland Spring	56.93	33.99				90.92	$-	$90.92	$-
RICOH USA Program	451.23	459.86				911.09	$-	$911.09	$-
RR Donnelley Financial NY,LLC					100,309.37	100,309.37	$100,309.37	$-	$100,309.37
Shareholder.com					2,670.75	2,670.75	$2,670.75	$-	$2,670.75
Staples Business Advantage		158.64				158.64	$-	$158.64	$-
Sterling Communications					8,375.00	8,375.00	$8,375.00	$-	$838.00
UPS	21.41	160.45	48.11			229.97	$-	$229.97	$-
Verizon	302.36	295.88				598.24	$-	$598.24	$-
Wentworth, DeAngelis & Kaufman			101.30			101.30	$101.30	$-	$101.30
Wilentz Goldman & Spitzer P.A.					116,263.59	116,263.59	$116,263.59	$-	$87,000.00
Workbench Technology, LLC				1,392.50		1,392.50	$1,392.50	$-	$1,392.50
Zelle Hofmann Voelbel & Mason LLP					93,148.86	93,148.86	$93,148.86	$-	$80,000.00
TOTAL	$5,908.24	$8,595.98	$416.04	$1,406.50	$806,713.83	$823,040.59	$817,988.26	$5,052.33	$511,912.14

Schedule 2.01(g)
Open Payables Disposition

		Item 2	Info Only
Vendor	Entity	Sent	Sent
		Liabilities	amount

Anchor sales	NJ	$2,098.11	$1,050.00
Champion Uniform	NJ	$6,590.80	$6,590.00
Chem Treat	NJ	$3,718.25	$372.00
Clark control	NJ	$4,667.60	$467.00
Elizabeth Town Gas	NJ	$31,785.88	$31,785.00
Filter sales and service	NJ	$52,331.93	$16,867.18
Flexline	NJ	$7,871.97	$3,739.00
Florida Chemical	NJ	$6,653.33	$1,330.67
Lackawanna products	NJ	$54,157.30	$35,000.00
Lavan drives	NJ	$1,112.40	$111.00
Megatech engineering	NJ	$12,995.50	$2,600.00
Metalfab	NJ	$1,277.64	$128.00
Micheller & sons	NJ	$1,140.30	$200.00
Mid Atlantic Pump	NJ	$2,631.39	$263.00
Middlesex County	NJ	$144,999.29	$144,999.00
Mod Space	NJ	$3,272.32	$328.00
National packaging	NJ	$3,606.35	$721.00
Penn Steel	NJ	$816.00	$82.00
Public Service G&E	NJ	$64,499.55	$64,499.00
Reading Precast	NJ	$-	$-
Sweco	NJ	$5,695.27	$5,695.00
Whitte Co	NJ	$2,048.49	$204.00
Tri mer	NJ	$1,350.00	$135.00
Vaughn	NJ	$2,000.00	$2,000.00
Zee Medical	NJ	$511.46	$511.00

Total		$417,831.13	$319,676.85

Schedule 2.01(g)
Detail of Liabilities after May 29, 2013 not yet received

		Item 1	Item 2	Item 4	Item 5
		All Known	Sent	Excluded	Amount due
Estimated Transaction Costs		Merger	Liabilities	Liabilities	to Parent
		Liabilities			(1)-(2)-(4)=(5)

Computershare Merger fees		$10,000	$-	$(10,000)	$-
Mintz Leven
Merger legal fees In addition to 12/31/12 AP)		$125,000	$(125,000)	$-	$-
Tax Fees		$10,000	$(10,000)	$-	$-
Founders fees		$50,000	$-	$-	$50,000
Employee Severance payment		$395,000	$-	$-	$395,000
Employee health insurance		$30,000	$-	$-	$30,000
Employee Severance payment	(payroll taxes)	$11,400	$-	$-	$11,400
Total Cost		$631,400	$(135,000)	$(10,000)	$486,400

Schedule 2.01(g)
Cash Payments since May 1, 2013

		Paid From	Paid From	Paid From
		75k	27K	44K
		advance	advance	advance
Vendor	Purpose	5/1/2013	5/10/2013	5/30/2013

Comcast	Internet	$122	$-	$-
Computer share	Monthly fee	$875	$-	$-
CUSIP	Fee	$237	$-	$-
Data Processing	Office	$600	$-	$-
Earthworm	Office	$14	$-	$-
Ed Stoltenberg	Director fee	$3,000	$-	$-
First Funding	D&0	$12,257	$-	$-
Nstar	Electric	$112	$-	$-
OwlWatch	office	$263	$-	$-
Poland Springs	office	$39	$-	$-
Ricoh USA	copier	$602	$-	$-
Shareholder.com	web fee	$2,620	$-	$-
Staples	office	$221	$-	$-
UPS	office	$82	$-	$-
Verizon	phone	$302	$-	$-
WorkBench Tech	computer help	$1,392	$-	$-
Quality edgar	10K/A	$3,500	$-	$-
Computer share	split fee	$-	$-	$-
Steve/Greg	Q1 derivatives	$3,500	$-	$-
Payroll		$22,000	$20,000	$22,000
Final Vacation pay		$-	$-	$-
Health Insurance		$24,000	$-	$-
T&E		$-	$-	$-
Auditors for Q1		$-	$11,500	$-
Computershare 1 for 500 split		$-	$-	$10,000
		$-	$-	$-

Total		$75,738	$31,500	$32,000

Total All			$139,238